SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of November 13, 2018, by and among Empire Resorts, Inc., a Delaware corporation (the “Company”), and Kien Huat Realty III Limited, a corporation organized in the Isle of Man (the “Purchaser”).

WHEREAS, the Company and the Purchaser entered into that certain amended and restated commitment letter agreement, dated as of November 9, 2018 (the “Commitment Letter”), pursuant to which the Purchaser agreed to make an aggregate financing commitment to the Company that would be funded in installments and subject to reduction from time to time in accordance therewith; and

WHEREAS, pursuant to the Commitment Letter and consistent with the installment schedule included therein, the Company desires to issue shares of its Series F Convertible Preferred Stock, par value $0.01 per share as set forth in Section 1.1 (the “Preferred Stock”), and the Purchaser desires to acquire such Preferred Stock and contribute to the capital of the Company the amount set forth in Section 1.1 hereof.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

SUBSCRIPTION FOR PREFERRED STOCK

Section 1.1. Subscription for Preferred Stock. Subject to the terms and conditions hereinafter set forth, the Purchaser hereby subscribes for 120 shares of the Preferred Stock (the Shares”) and agrees to pay to the Company cash on the date hereof, as the purchase price for the Preferred Stock, in the amount of $100,000 per share of Preferred Stock, in the aggregate amount of $12,000,000, and the Company agrees to sell such Shares to the Purchaser.

Section 1.2. Issuance of Shares. The Company shall issue to and register in the name of the Purchaser one (1) certificate evidencing the Shares.

Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser as of the date hereof as follows:

Section 2.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 2.2.

Authority.

(a)    The execution, delivery, and performance by the Company of this Agreement have been duly authorized by all necessary action.

(b)   This Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 2.3. Title to Shares. Upon the issuance by the Company to the Purchaser of the Shares in accordance with the terms of this Agreement, the Shares will be validly issued, fully paid, and non-assessable and free of preemptive rights, and will represent 100% of the issued and outstanding shares of the Preferred Stock (taking into account all previous issuances of Preferred Stock to Purchaser) and upon delivery by the Company to the Purchaser of such Shares in accordance with the terms of this Agreement, the Purchaser will acquire good and marketable title to the Shares.

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company as of the date hereof as follows:

Section 3.1. Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Isle of Man.

Section 3.2. Authority and Execution.

(a)                The Purchaser has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance by the Purchaser of this Agreement have been duly authorized by all necessary action.

(b)               This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.3. Experience. The Purchaser has such knowledge and experience in financing and business matters that it is capable of evaluating the merits and risks of an investment in the Shares and of making an informed decision and has the capacity to protect its own interests.

Section 3.4. Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

Section 3.5.

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Investment; Access to Data. The Purchaser is acquiring the Shares for its own account, not as a nominee or agent and not with the view to, or for resale in connection with, any distribution thereof. It has had an opportunity to discuss the Company's business, management and financial affairs with the Company's management and has been supplied with all information it deems necessary to make an informed investment decision.

Section 3.6. Restrictions on Transfer.

(a)    The Purchaser acknowledges and agrees that the Shares may not be offered for sale, sold or transferred except (a) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) or in a transaction which is exempt from registration under the Securities Act or for which such registration is otherwise not required or (b) pursuant to an effective registration statement under any applicable securities laws of any state (the “State Acts”) or in a transaction which is exempt from registration under such State Acts or for which such registration otherwise is not required. Purchaser agrees that if any transfer of its Shares or any interest is proposed to be made, as a condition precedent to any such transfer, Purchaser may be required to deliver to the Company an opinion of counsel satisfactory to the Company.

(b)   All certificates representing the Shares shall have endorsed thereon legends substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS COMPANY, IS AVAILABLE.”

(c) In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding capital stock without receipt of consideration, any new, substituted or additional securities or other property which are by reason of such transaction distributed with respect to any Shares subject to this Section 3 or into which such Shares thereby become convertible shall immediately be subject to this Section 3. Pursuant to Section 5 of the Certificate of Designations, Preferences and Rights of Series F Convertible Preferred Stock of the Company, appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of shares of Preferred Stock subject to this Section 3.

Article IV

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MISCELLANEOUS PROVISIONS

Section 4.1. Amendments, Etc. No amendment, modification or waiver of any provision of this Agreement, nor consent to any departure by any party herefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

Section 4.2. Third Party Beneficiaries. Except as expressly provided in this Agreement, nothing in this Agreement is intended or shall be construed to confer upon any person or entity, other than the parties and their respective successors and permitted assigns, any right, remedy or claim under or by reason of this Agreement or any provision herein contained.

Section 4.3. Successors, Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that neither this Agreement nor any of the rights hereunder may be assigned by any of the parties hereto without the consent of each other party.

Section 4.4. Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, without regard to conflicts of laws principles thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party hereto shall commence an action or proceeding to enforce any provision of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

Section 4.5. Counterparts; Electronic Transmission. This Agreement may be executed in counterparts, which need not contain the signatures of more than one party, but such counterparts taken together will constitute one and the same agreement. This Agreement may be executed

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and delivered by electronic transmission in portable document format and/or facsimile transmission or by such other method as the parties may mutually agree.

Section 4.6. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement for any other purpose.

Section 4.7. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. Notwithstanding the foregoing, this Agreement does not supersede any terms of the Commitment Letter, which shall continue to govern the KHRL Financing (as such term is defined in the Commitment Letter) and operate in full force and effect in accordance with its terms.

Section 4.8. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or enforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EMPIRE RESORTS, INC.

By: /s Ryan Eller______

Name: Ryan Eller

Title: President and Chief Executive Officer

KIEN HUAT REALTY III LIMITED

By: /s/ Gerard Lim Ewe Keng_______

Name: Gerard Lim Ewe Keng

Title: Authorized Signatory

[Signature Page to Subscription Agreement]